Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-151496

PROSPECTUS SUPPLEMENT
DATED JANUARY 29, 2010
TO THE PROSPECTUS DATED JULY 28, 2008
OF
COGDELL SPENCER INC.
8,583,815 Shares of Common Stock

SELLING STOCKHOLDERS

In this prospectus supplement, references to “we,” “our,” and “us” refer to Cogdell Spencer Inc.

This prospectus supplement amends information contained in the Selling Stockholders table of the prospectus dated July 28, 2008, relating to the resale by the selling stockholders of up to an aggregate of 8,583,815 shares of common stock, consisting of (i) 3,448,278 shares of common stock acquired in a private placement transaction on January 28, 2008 and (ii) 5,135,537 shares of common stock issuable upon exchange of limited partnership interests (“OP Units”) of Cogdell Spencer LP, a Delaware limited partnership which are exchangeable, under certain circumstances, into shares of our common stock, on a one-for-one basis, acquired in a private placement transaction on March 10, 2008 in connection with our acquisition of Marshall Erdman & Associates, Inc. and certain of its affiliated companies.  This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated July 28, 2008, including any supplements or amendments to such prospectus.

The table below reflects the following changes: (i) the name change of selling stockholder Scudder RREEF Real Estate Fund, Inc. to DWS RREEF Real Estate Fund, Inc.; (ii) the name change of selling stockholder Scudder RREEF Real Estate Fund II, Inc. to DWS RREEF Real Estate Fund II, Inc.; (iii) the transfer by David R. Anderson, who is no longer a selling stockholder, of an aggregate of 54,409 OP Units to Anderson Living Trust dtd 5/11/07, David and Candace Anderson, Trustees; (iv) the transfer by Baird Capital Partners III Limited Partnership, BCP III Affiliates Fund Limited Partnership and BCP III Special Affiliates Fund Limited Partnership of an aggregate of 7,851 OP Units to James E. Daverman; and (v) the transfer by James E. Daverman, who is no longer a selling stockholder, of an aggregate of 7,851 OP Units to Redfish Partners, L.P.   We received this information from the selling stockholders.  In addition, the selling stockholders identified in the table below may have acquired, sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities.

	Shares Beneficially Owned as of January 29, 2010
Security Holder	Number	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale (1)
DWS RREEF Real Estate Fund, Inc. (2)(3)	207,000	207,000	0	0%
DWS RREEF Real Estate Fund II, Inc. (2)(4)	144,528	144,528	0	0%
Anderson Living Trust dtd 5/11/07, David and Candace Anderson, Trustees	54,409	54,409	0	0%
Baird Capital Partners III Limited Partnership (5)	1,412,970	1,412,970	0	0%
BCP III Affiliates Fund Limited Partnership (5)	282,518	282,518	0	0%
BCP III Special Affiliates Fund Limited Partnership (5)	206,988	206,988	0	0%
Redfish Partners, L.P.	7,851	7,851	0	0%

(1)
Assumes that each named selling stockholder sells all of the shares of common stock it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings.  The selling stockholders are not obligated to sell all or a portion of their shares of common stock.

(2)
RREEF America L.L.C. has voting and dispositive authority over the shares held by DWS RREEF Real Estate Fund, Inc., DWS RREEF Real Estate Fund II, Inc. and DWS RREEF World Real Estate & Tactical Strategies Fund Inc.

(3)	Frozenmate & Co. is the nominee name for DWS RREEF Real Estate Fund, Inc.
(4)	Oceancap & Co. is the nominee name for DWS RREEF Real Estate Fund II, Inc.
(5)
Baird Capital Partners Management Company III, L.L.C. is the general partner of Baird Capital Partners III Limited Partnership (“Baird Capital Partners III”), BCP III Affiliates Fund Limited Partnership (“BCP III Affiliates”), and BCP III Special Affiliates Fund Limited Partnership (“BCP Special Affiliates”), and has voting and dispositive authority over the shares held by Baird Capital Partners III, BCP III Affiliates and BCP Special Affiliates through a majority vote of a nine-person investment committee.

The date of this prospectus supplement is January 29, 2010.